Exhibit 99.2

BANK ONE, NATIONAL ASSOCIATION

Annual Officer’s Certificate of the Servicer

Pursuant to Section 3.09(a) of the

Pooling and Servicing Agreement

The undersigned, duly authorized representatives of Bank One, National Association, as servicer (the “Servicer”), pursuant to Section 3.09(a) of the Pooling and Servicing Agreement dated as of August 31, 1998 (the “Agreement”) between Banc One ABS Corporation, as depositor (the “Depositor”), the Servicer and The Bank of New York, as trustee (the “Trustee”), do hereby certify as follows:

(1)	All terms used herein that are defined in the Agreement shall have the meanings provided in the Agreement, unless otherwise defined herein.

(2)	The undersigned are officers of the Servicer who are duly authorized pursuant to the Agreement to execute and deliver this Certificate.

(3)	A review of the activities of the Servicer during the period from January 1, 2003 to December 31, 2003 (the “Servicing Period”) and of its performance under the Agreement has been made under our supervision.

(4)	Based on such review, the Servicer has, to the best of our knowledge, fulfilled all of its material obligations under the Agreement throughout the Servicing Period except as set forth in paragraph (5) below.

(5)	The following is a brief description of each default in the fulfillment of the Servicer’s obligations under the Agreement known to us to have been made by the Servicer during the Servicing Period, which sets forth in detail (i) the nature of each such default and (ii) the current status of each such default: “None”.

IN WITNESS WHEREOF, the Servicer has caused this Certificate to be executed by the undersigned duly authorized officers as of December 31, 2003.

BANK ONE, NATIONAL ASSOCIATION, as Servicer

By:	/s/ RANDY J. REDCAY

Name: Randy J. Redcay
Title: First Vice President

By:	/s/ KIM D. GREAVES

Name: Kim D. Greaves
Title: Senior Vice President